Exhibit 15.14

CONSENT

We hereby consent to the reference to our “valuation of Series B Debentures and Series A Debentures of Plaza Centers N.V.” as of December 31, 2008, in this Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. and in the Shelf Prospectus filed by Elbit Imaging Ltd. with the Israeli Securities Authority and the Tel Aviv Stock Exchange on July 21, 2009.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even Giza Zinger Even

Tel Aviv, Israel
May 9, 2010